Exhibit 99.1

DURECT Corporation Reports Fourth Quarter and Full Year 2024 Financial Results and Provides Business Update

Larsucosterol Phase 2b AHFIRM trial results published in NEJM Evidence in January 2025

Additional AHFIRM data presented in November 2024 at The Liver Meeting 2024 that informed the design of planned Phase 3 trial in alcohol-associated hepatitis (AH)

Webcast of earnings call today, March 26 at 4:30 p.m. ET

CUPERTINO, Calif., March 26, 2025 /PRNewswire / -- DURECT Corporation (Nasdaq: DRRX) today announced financial results for the fourth quarter and full year ended December 31, 2024 and provided a business update.

“We recently achieved significant accomplishments that reinforced our plans for continuing development of larsucosterol for AH and strengthened our balance sheet,” stated James E. Brown, D.V.M., President and CEO of DURECT. “We are excited that NEJM Evidence published the results of our Phase 2b AHFIRM trial in January 2025. Publication in such a highly regarded, peer reviewed journal provides additional validation of the potential value of larsucosterol as a treatment for AH. We have incorporated these results, together with the additional AHFIRM data presented at The Liver Meeting 2024, into our planned Phase 3 trial design. Additionally, in the fourth quarter we completed the sale of the ALZET product line and used the proceeds to repay the entirety of our term loan. By strengthening our balance sheet, this transaction furthers our strategic goal of advancing development of larsucosterol for AH. Our primary focus continues to be initiating the Phase 3 trial of larsucosterol for severe AH, contingent on securing sufficient funding. We are engaged in active dialogue to explore all options for funding the continued development of larsucosterol, including potential business development and financing transactions."

Recent business highlights and updates:

•
DURECT is planning a registrational Phase 3 trial to evaluate the safety and efficacy of larsucosterol for the treatment of patients with severe AH. The trial will be a randomized, double-blind, placebo-controlled, multi-center study conducted in the U.S. The primary endpoint will be 90-day survival. The trial design incorporates feedback received from the U.S. Food and Drug Administration (FDA) during a Type B meeting that took place in 2024 under Breakthrough Therapy Designation (BTD) as well as learnings from the prior Phase 2b AHFIRM trial in AH. DURECT’s goal is to begin the trial in 2025, subject to obtaining sufficient funding, with topline results expected within two years of trial initiation.
•
Results from the AHFIRM Phase 2b trial were published in NEJM Evidence in January 2025. In addition to highlighting the key findings from this study, the article also included new trial data, including subgroup analyses that explain regional differences in patient populations and in AH treatment regimens. Variations in time from hospitalization to first dose highlighted the importance of timely treatment in patients with severe AH. The full article can be accessed here. Top line data from AHFIRM were previously announced in November 2023.
•
DURECT delivered an oral and two poster presentations at The Liver Meeting 2024, organized by the American Association for the Study of Liver Diseases (AASLD), in November 2024, in San Diego, California. These presentations showcased additional data from the Phase 2b AHFIRM trial. The data further support the design of the Company’s planned Phase 3 trial of larsucosterol, including the importance of timely treatment in driving clinical outcomes.
•
In November 2024, DURECT sold its ALZET® line of osmotic pumps to Lafayette Instrument Co. (LIC), a portfolio company of Branford Castle Partners II, L.P., a North-American focused private equity firm. DURECT received $17.5 million from LIC. Simultaneous with this transaction, DURECT paid off all remaining obligations under its term loan agreement with Oxford Finance LLC. As a result of the sale, the operating results from our ALZET product line have been excluded from continuing operations and presented as discontinued operations in the accompanying Condensed Statements of Operations and Comprehensive Income (Loss) and Condensed Balance Sheets for all periods presented.

Financial Highlights for the Fourth Quarter and Full Year 2024:

•
Total revenues were $0.5 million and net income was $7.8 million for the three months ended December 31, 2024 compared to total revenues of $0.9 million and net loss of $1.4 million for the three months ended December 31, 2023. Total revenues were $2.0 million and net loss was $7.9 million for the full year ended December 31, 2024, compared to total revenues of $2.6 million and net loss of $27.6 million for the full year ended December 31, 2023.
•
As of December 31, 2024, cash, cash equivalents and investments were $12.0 million, compared to cash, cash equivalents and investments of $29.8 million at December 31, 2023.

Earnings Conference Call:

We will host a conference call and webcast today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to discuss the Fourth Quarter and Full Year 2024 results and provide a corporate update:

Toll Free: 1-877-407-0784

International: 1-201-689-8560

Call Me: https://callme.viavid.com/viavid/?callme=true&passcode=13740526&h=true&info=company-email&r=true&B=6

Participants can use guest dial-in numbers above to reach an operator or they can click the Call meTM link for instant telephone access to the event (dial-out). The Call meTM link will be made active 15 minutes prior to the scheduled start time.

Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1709648&tp_key=7b0e755edd

The live audio webcast of the presentation will be also available on DURECT’s homepage at www.durect.com on the “Events” page, under the “Investors” section. If you are unable to participate during the live webcast, the call will be archived on DURECT’s website under the same section, following the completion of the call.

About the AHFIRM Trial

AHFIRM was a Phase 2b randomized, double-blind, placebo-controlled, international, multi-center study conducted in subjects with severe alcohol-associated hepatitis (AH) to evaluate the saFety and effIcacy of laRsucosterol treatMent (AHFIRM). The study was comprised of three arms and enrolled 307 patients, with approximately 100 patients in each arm: (1) Placebo, which consisted of standard of care, with or without methylprednisolone capsules at the investigators’ discretion; (2) larsucosterol (30 mg); and (3) larsucosterol (90 mg). Patients in the larsucosterol arms received the same supportive care without steroids. The primary outcome measure was the 90-day incidence of mortality or liver transplantation for patients treated with larsucosterol compared to those treated with placebo, and the key secondary endpoint was 90-day survival. The Company enrolled patients at clinical trial sites across the U.S., EU, U.K., and Australia. In November 2023, the Company announced topline data for the AHFIRM Trial. Reflecting the life-threatening nature of AH and the lack of therapeutic options, the U.S. FDA has granted larsucosterol Fast Track Designation and Breakthrough Therapy Designation for the treatment of AH. For more information, refer to ClinicalTrials.gov Identifier: NCT04563026.

About Alcohol-associated Hepatitis (AH)

AH is an acute form of alcohol-associated liver disease (ALD) associated with long-term heavy alcohol intake, often following a recent period of increased consumption (i.e., a binge). AH is typically characterized by severe inflammation and liver cell damage, potentially leading to life-threatening complications including liver failure, acute kidney injury and multi-organ failure. There are no FDA approved therapies for AH, and a retrospective analysis of 77 studies published between 1971 and 2016, which included data from 8,184 patients, showed the overall mortality from AH was 26% at 28 days, 29% at 90 days and 44% at 180 days. A subsequent global study published in December 2021, which included 85 tertiary centers in 11 countries across 3 continents, prospectively enrolled 2,581 AH patients with a median Model of End-Stage Liver Disease (MELD) score of 23.5, reported mortality at 28 and 90 days of approximately 20% and 31%, respectively. Stopping alcohol consumption is necessary, but frequently not sufficient for recovery in many moderate (defined as MELD scores of 11-20) and severe (defined as MELD scores >20) patients, and therapies that reduce liver inflammation, such as corticosteroids, are limited by contraindications, have not been shown to improve survival at 90 days or one year, and have demonstrated an increased risk of infection. While liver transplantation is becoming more common for ALD patients, including AH patients, the total number of such transplants is relatively small, and limited by organ availability. Average charges for a liver transplant exceed $875,000, and patients require lifelong immunosuppressive therapy to prevent organ rejection.

About Larsucosterol
Larsucosterol is an endogenous sulfated oxysterol and an epigenetic modulator. Epigenetic regulators are compounds that regulate patterns of gene expression without modifying the DNA sequence. DNA hypermethylation, an example of epigenetic dysregulation, results in transcriptomic reprogramming and cellular dysfunction, and has been reported in many acute (e.g., AH) and chronic diseases (e.g., MASH). As an inhibitor of DNA methyltransferases (DNMT1, DNMT3a and 3b), larsucosterol inhibits DNA methylation, which subsequently modulates expression of genes that are involved in cell signaling pathways associated with stress responses, cell death and survival, and lipid biosynthesis. This may ultimately lead to improved cell survival, reduced inflammation, and decreased lipotoxicity. As an epigenetic modulator, the proposed mechanism of action provides further scientific rationale for developing larsucosterol for the treatment of acute organ injury and certain chronic diseases.

About DURECT Corporation
DURECT is a late-stage biopharmaceutical company pioneering the development of epigenetic therapies that target dysregulated DNA methylation to transform the treatment of serious and life-threatening conditions, including acute organ injury. Larsucosterol, DURECT’s lead drug candidate, binds to and inhibits the activity of DNA methyltransferases, epigenetic enzymes that are elevated and associated with hypermethylation found in AH patients. Larsucosterol is in clinical development for the potential treatment of AH, for which the FDA has granted a Fast Track and a Breakthrough Therapy designation; MASH has also been explored. For more information about DURECT, please visit www.durect.com and follow us on X (formerly Twitter) at https://x.com/DURECTCorp.

DURECT Forward-Looking Statements

This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to: our plans to conduct a Phase 3 clinical trial of larsucosterol, the ability of the Phase 3 trial to be successful and, if successful, to support a New Drug Application filing, the sufficiency of our capital requirements (including our sale of the our ALZET product line) to further our strategic goal and our ability to secure sufficient funding for a Phase 3 trial of larsucosterol, our expectations for timing of topline results from a Phase trial of larsucosterol and the potential uses of larsucosterol to treat patients with AH and potentially other indications. Actual results may differ materially from those contained in the forward-looking statements contained in this press release, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from those projected include, among other things, the risk that future clinical trials of larsucosterol are delayed or do not confirm the results from subset analyses of the AHFIRM trial, including geographic or other segmentation, or of earlier clinical or pre-clinical trials, or do not demonstrate the safety or efficacy of larsucosterol in a statistically significant manner; the risk that we do not raise sufficient capital to commence or complete the Phase 3 clinical trial of larsucosterol in patients with AH or continue to fund our operations, the risk that the FDA or other government agencies may require additional clinical trials for larsucosterol before approving larsucosterol for the treatment of AH, the risk that Breakthrough Therapy designation does not expedite the process for FDA approval and that larsucosterol may never be approved; and risks related to the sufficiency of our cash resources, our anticipated capital requirements, our ability to regain the minimum bid price for continued listing on Nasdaq, and our ability to continue to operate as a going concern. Further information regarding these and other risks is included in DURECT’s most recent Securities and Exchange Commission filings, including its annual report on Form 10-K for the year ended December 31, 2024, when filed, and quarterly report on Form 10-Q for the quarter ended September 30, 2024, under the heading “Risk Factors.” These reports are available on our website www.durect.com under the “Investors” tab and on the SEC’s website at www.sec.gov. All information provided in this press release is based on information available to DURECT as of the date hereof, and DURECT assumes no obligation to update this information as a result of future events or developments, except as required by law.

NOTE: Larsucosterol is an investigational drug candidate under development and has not been approved for commercialization by the U.S. Food and Drug Administration or other health authorities for any indication.

DURECT CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	As of	As of
	December 31, 2024	December 31, 2023 (1)

ASSETS
Current assets:
Cash and cash equivalents	$11,011	$28,400
Short-term Investments	792	1,280
Accounts receivable, net	453	618
Inventories, net	106	132
Prepaid expenses and other current assets	813	1,465
Discontinued operations - current assets	—	2,777
Total current assets	13,175	34,672
Property and equipment, net	41	88
Operating lease right-of-use assets	2,135	3,079
Goodwill	2,725	6,169
Long-term restricted investments	150	150
Other long-term assets	123	123
Discontinued operations - current liabilities	—	908
Total assets	$18,349	$45,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$309	$1,723
Accrued liabilities	4,321	5,810
Term loan, current portion, net	—	16,663
Operating lease liabilities, current portion	1,082	1,171
Warrant liabilities	1,548	1,224
Discontinued operations - current liabilities	—	420
Total current liabilities	7,260	27,011
Operating lease liabilities, non-current portion	1,124	1,967
Other long-term liabilities	384	594
Discontinued operations - non-current liabilities	—	834
Stockholders’ equity	9,581	14,783
Total liabilities and stockholders’ equity	$18,349	$45,189

(1) Derived from audited financial statements.

DURECT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

(Unaudited)

	Three months ended December 31		Twelve months ended December 31
	2024	2023	2024	2023
Collaborative research and development and other revenue	$425	$620	$1,896	$2,277
Product revenue, net	28	274	135	313
Total revenues	453	894	2,031	2,590
Operating expenses:
Cost of product revenues	22	238	78	268
Research and development	1,853	5,615	10,383	29,351
Selling, general and administrative	1,993	2,220	10,032	12,653
Total operating expenses	3,868	8,073	20,493	42,272
Loss from operations	(3,415)	(7,179)	(18,462)	(39,682)
Other income (expense):
Interest and other income	111	449	821	2,129
Change in fair value of warrant liabilities	1,589	4,982	(323)	13,583
Issuance cost for warrants	—	—	—	(1,627)
Loss on issuance of warrants	—	—	—	(2,033)
Other income (expense), net	1,700	5,431	498	12,052

Loss from continuing operations	(1,715)	(1,748)	(17,964)	(27,630)
Income from discontinued operations	9,469	307	10,090	6
Net income (loss)	7,754	(1,441)	(7,874)	(27,624)

Net change in unrealized gain on available-for-sale securities, net of reclassification adjustments and taxes	(1)	(2)	13	(1)
Total comprehensive income (loss)	$7,753	$(1,443)	$(7,861)	$(27,625)

Net loss per share, basic
Loss from continuing operations	$(0.06)	$(0.06)	$(0.58)	$(1.05)
Income from discontinued operations	$0.31	$0.01	$0.33	$0.00
Net income (loss) per common share	$0.25	$(0.05)	$(0.25)	$(1.05)

Net loss per share, diluted
Loss from continuing operations	$(0.06)	$(0.11)	$(0.58)	$(1.20)
Income from discontinued operations	$0.30	$0.01	$0.33	$—
Net income (loss) per common share	$0.24	$(0.10)	$(0.25)	$(1.20)

Weighted-average shares used in computing net loss per share
Basic	31,041	29,464	30,940	26,256
Diluted	31,366	30,046	30,940	26,520

SOURCE: DURECT Corporation

Investor Relations	Media Contact (DURECT)
Sandya von der Weid	Michael Fitzhugh
LifeSci Advisors	LifeSci Communications
svonderweid@lifesciadvisors.com	mfitzhugh@lifescicomms.com